Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-25033, 333-25037, 333-76380, 333-36636, 333-61056, 333-61060, 333-98755, 333-111047, 333-131608, 333-133569, 333-134932 and 333-151280; Form S-3 Nos. 333-37255, 333-64887, 333-64991, 333-61994, 333-76346, 333-119412, 333-132626, and 333-163621; and Form S-4 Nos. 333-22581 and 333-131608) of Boston Scientific Corporation and where applicable, in the related Prospectuses of our reports dated February 17, 2011, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation, and the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 17, 2011